Exhibit 10.1

BOYD GAMING CORPORATION 2002 STOCK INCENTIVE PLAN

Notice of Restricted Stock Unit Award

You (the "Grantee") have been granted an award of Restricted Stock Units (the "Award"), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the "Notice"), the Boyd Gaming Corporation 2002 Stock Incentive Plan, as amended from time to time (the "Plan") and the Restricted Stock Unit Agreement (the "Agreement") attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number:	___________________________
Date of Award:	___________________________
Total Number of Restricted Stock Units Awarded (the "Units"):	___________________________
Vesting Schedule:

Subject to the Grantee's Continuous Service, the Units shall vest as follows:

The Units shall vest fully on the fifth (5th) anniversary of the Date of Award.

Notwithstanding the previous sentence, the Units shall vest fully on the twentieth (20th) consecutive trading day of a 20-day period beginning on or after October 16, 2009 on which the closing price of a Share (adjusted for changes in capitalization as provided in Section 10 of the Plan) is on each day of the period at least 150% of the closing price of a Share on April 15, 2008.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

Boyd Gaming Corporation,
a Nevada corporation

By: __________________________________
Title: ___________________________

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee further agrees and acknowledges that this Award is a non- elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a "blackout period" and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company's Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee's responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee's consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the "Plan Documents") in electronic form via email or on the Company's intranet. By signing below (or by providing an electronic signature) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via email or the Company's intranet; (ii) represents that the Grantee has access to the email and the Company's intranet; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement. The Grantee further agrees to the venue selection and waiver of a jury trial in accordance with Section 9 of the Agreement. The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

______________________________ Date	______________________________ Grantee's Signature ______________________________ Grantee's Printed Name ______________________________ Address ______________________________ City, State & Zip

Award Number: __________________

BOYD GAMING CORPORATION 2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

    Issuance of Units. Boyd Gaming Corporation, a Nevada corporation (the "Company"), hereby issues to the Grantee (the "Grantee") named in the Notice of Restricted Stock Unit Award (the "Notice") an award (the "Award") of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the "Units"), subject to the Notice, this Restricted Stock Unit Agreement (the "Agreement") and the terms and provisions of the Boyd Gaming Corporation 2002 Stock Incentive Plan, as amended from time to time (the "Plan"), which is incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

    Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

    Conversion of Units and Issuance of Shares.

      General. Subject to Sections 3(b) and 3(c), one share of Common Stock shall be issuable for each Unit subject to the Award (the "Shares") upon the vesting date. Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. If the Grantee's Continuous Service terminates prior to the vesting date, the Units shall expire and not be converted. Effective upon the consummation of a Corporate Transaction in which the Award is not Assumed, the Award shall terminate. Any fractional Unit remaining after the Award is settled in Shares shall be discarded and shall not be converted into a fractional Share.

      Delay of Conversion. The conversion of the Units to Common Stock under Section 3(a), above, shall be delayed in the event the Company reasonably anticipates that the issuance of Common Stock would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units to Common Stock is delayed by the provisions of this Section 3(b), the conversion of the Units to Common Stock shall occur at the earliest date at which the Company reasonably anticipates issuing the Common Stock will not cause a violation of federal securities laws or other applicable law. For purposes of this Section 3(b), the issuance of Common Stock that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

      Delay of Issuance of Shares. The Company shall have the authority to delay the issuance of any shares of Common Stock under this Section 3 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "specified employees" of certain publicly-traded companies); in such event, any shares of Common Stock to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee's termination of Continuous Service will be issued on the first business day following the expiration of such six (6) month period.

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    Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

    Tax Liability.

      Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award and any Shares issued pursuant to it, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or settlement of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee's tax liability.

      Payment of Withholding Taxes. Prior to any event in connection with the Award that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the "Tax Withholding Obligation"), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

        By Share Withholding. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, the Company shall withhold from those Shares issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee's minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

        By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises, the Grantee may elect to satisfy the Grantee's Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

    Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.

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  Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee's interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of Nevada without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

    Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

    Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

    Venue and Waiver of Jury Trial. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for the District of Nevada (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Nevada state court in Clark County, Nevada) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

    Amendment to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.

END OF AGREEMENT